For more information contact:                    Riley Timmer
                                                 USANA Health Sciences, Inc.
                                                 Investor Relations Analyst
                                                 (801) 954-7100
                                                 investor.relations@us.usana.com


                USANA Announces Official Date For Entering Korea

May 29, 2003 -- USANA Health Sciences, Inc., (NASDAQ: USNA) announces definitive plans to open its full-service, South Korean headquarters and walk-in distribution center in Seoul on July 14, 2003.

     Commenting on the announcement, Dave Wentz, President of USANA, said, "We're pleased that the preparations for this market launch have progressed smoothly enough for us to open the market in the front end of our previously announced window. We are excited about the enthusiasm we are seeing from our Associates as they anticipate the opening of the Korean market.

     "South Korea will be the 10th country where USANA products are sold and distributed," Mr. Wentz continued. "According to the World Federation of Direct Selling Associations, South Korea represents the third largest market for direct sales, with yearly revenues in excess of $4.6 billion in 2002."

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the


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forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the Company's independent Associate network, government regulation of products, manufacturing and marketing, and risks associated with international expansion. These statements and the other contents of this release should be considered in conjunction with the warnings and cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K.